EXHIBIT 11

                SUNRISE EDUCATIONAL SERVICES, INC. AND SUBSIDIARY
                 STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
                                   (Unaudited)

                                         Nine Months Ended         Three Months Ended
                                             April 30,                   April 30,
                                      -----------------------     ---------------------
                                         1997          1996          1997         1996
=======================================================================================

PRIMARY:
Common Shares Outstanding,
  Beginning of Year                   2,982,968     2,935,894     2,982,968    2,935,894

Effect of weighting shares:

  Issuance of Common Stock               42,514            --       109,167           --

  Exercise of Warrants                       --        29,831            --       47,074

  Employee stock options outstanding         --            --        42,124           --

  Assumed Exercise of Warrants               --            --        48,165           --
----------------------------------------------------------------------------------------

Weighted Average Number of Common
  Shares and Common Share
  Equivalents Outstanding             3,025,482     2,965,725     3,182,424    2,982,968
========================================================================================

Net Income (Loss) Available for
  Common Stock                       $ (164,292)   $ (120,466)   $   99,307   $  (24,710)
========================================================================================

Net Income (Loss) per Common Share
  and Common Share Equivalent        $    (0.05)   $    (0.04)   $     0.03   $    (0.01)
========================================================================================